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                                                                    EXHIBIT 11

                                CLECO CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                      FOR THE THREE MONTHS ENDED MARCH 31,
                                   (Unaudited)

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                                                                    (In thousands, except share
                                                                      and per share amounts)

                                                                   1998                      1997
                                                              ------------               ------------
BASIC

Net income applicable to common stock                               $6,468                     $7,002
                                                              ============               ============

Weighted average number of shares of common
  stock outstanding during the period                           22,473,749                 22,457,061
                                                              ============               ============

Basic net income per common share                                    $0.29                      $0.31
                                                              ============               ============

DILUTED

Net income applicable to common stock                               $6,468                     $7,002

Adjustments to net income related to Employee
  Stock Ownership Plan (ESOP) under the "if-converted" method:
  Add loss of deduction from net income for actual
    dividends paid on convertible preferred stock,
    net of tax                                                         359                        364
  Deduct additional cash contribution
    required which is equal to dividends
    on preferred stock less dividends
    paid at the common dividend rate, net
    of tax                                                             (23)                       (33)
  Add tax benefit associated with dividends
     paid on allocated common shares                                    84                         67
                                                              ------------               ------------
Adjusted income applicable to common stock                          $6,888                     $7,400
                                                              ============               ============

Weighted average number of shares of common
    stock outstanding during the period                         22,473,749                 22,457,061

Number of equivalent common shares
    attributable to ESOP                                         1,388,259                  1,399,547

Common stock under stock option grants                               7,009                      6,925
                                                              ------------               ------------

  Average shares                                                23,869,017                 23,863,533
                                                              ============               ============
Diluted net income per common share                                  $0.29                      $0.31
                                                              ============               ============
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